SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         AMENDMENT NO. 2 TO SCHEDULE 13D
                                       ON
                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934


                                  Phazar Corp.
                                  ------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)

                                   127107 20 9
                                   -----------
                                 (CUSIP Number)


                                November 19, 2004
              -----------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [   ]    Rule 13d-1(b)
     [ X ]    Rule 13d-1(c)
     [   ]    Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  127107 20 9                                         Page 2 of 9 Pages

--------------------------------------------------------------------------------
1) |  Names of Reporting Persons
   |
   |  YDI Wireless, Inc.
   |
   |  I.R.S. Identification Nos. of Above Persons (entities only)
   |
--------------------------------------------------------------------------------
2) |  Check the Appropriate Box if a Member of a Group (See Instructions)
   |  (a)
   |  (b)
   |
--------------------------------------------------------------------------------
3) |  SEC Use Only
   |
--------------------------------------------------------------------------------
4) |  Citizenship or Place of Organization
   |
   |  Delaware
--------------------------------------------------------------------------------
                  | (5) |   Sole Voting Power
                  |     |
   NUMBER OF      |     |   125,459
    SHARES        --------------------------------------------------------------
 BENEFICIALLY     | (6) |   Shared Voting Power
   OWNED BY       |     |
     EACH         |     |   0
   REPORTING      --------------------------------------------------------------
    PERSON        | (7) |   Sole Dispositive Power
     WITH         |     |
                  |     |   125,459
                  --------------------------------------------------------------
                  | (8) |   Shared Dispositive Power
                  |     |
                  |     |   0
--------------------------------------------------------------------------------
9) |  Aggregate Amount Beneficially Owned by Each Reporting Person
   |
   |  125,459
--------------------------------------------------------------------------------
10)|  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
   |  Instructions) [ ]
   |
--------------------------------------------------------------------------------
11)|  Percent of Class Represented by Amount in Row 9
   |
   |  5.6%
--------------------------------------------------------------------------------
12)|  Type of Reporting Person (See Instructions)
   |
   |  CO
--------------------------------------------------------------------------------

CUSIP No.  127107 20 9                                         Page 3 of 9 Pages

--------------------------------------------------------------------------------
1) |  Names of Reporting Persons
   |
   |  Young Design, Inc.
   |
   |  I.R.S. Identification Nos. of Above Persons (entities only)
   |
--------------------------------------------------------------------------------
2) |  Check the Appropriate Box if a Member of a Group (See Instructions)
   |  (a)
   |  (b)
   |
--------------------------------------------------------------------------------
3) |  SEC Use Only
   |
--------------------------------------------------------------------------------
4) |  Citizenship or Place of Organization
   |
   |  Virginia
--------------------------------------------------------------------------------
                  | (5) |   Sole Voting Power
                  |     |
   NUMBER OF      |     |   125,459
    SHARES        --------------------------------------------------------------
 BENEFICIALLY     | (6) |   Shared Voting Power
   OWNED BY       |     |
     EACH         |     |   0
   REPORTING      --------------------------------------------------------------
    PERSON        | (7) |   Sole Dispositive Power
     WITH         |     |
                  |     |   125,459
                  --------------------------------------------------------------
                  | (8) |   Shared Dispositive Power
                  |     |
                  |     |   0
--------------------------------------------------------------------------------
9) |  Aggregate Amount Beneficially Owned by Each Reporting Person
   |
   |  125,459
--------------------------------------------------------------------------------
10)|  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
   |  Instructions) [ ]
   |
--------------------------------------------------------------------------------
11)|  Percent of Class Represented by Amount in Row 9
   |
   |  5.6%
--------------------------------------------------------------------------------
12)|  Type of Reporting Person (See Instructions)
   |
   |  CO
--------------------------------------------------------------------------------

CUSIP No.  127107 20 9                                         Page 4 of 9 Pages

--------------------------------------------------------------------------------
1) |  Names of Reporting Persons
   |
   |  Concorde Equity, LLC
   |
   |  I.R.S. Identification Nos. of Above Persons (entities only)
   |
--------------------------------------------------------------------------------
2) |  Check the Appropriate Box if a Member of a Group (See Instructions)
   |  (a)
   |  (b)
   |
--------------------------------------------------------------------------------
3) |  SEC Use Only
   |
--------------------------------------------------------------------------------
4) |  Citizenship or Place of Organization
   |
   |  Delaware
--------------------------------------------------------------------------------
                  | (5) |   Sole Voting Power
                  |     |
   NUMBER OF      |     |   0
    SHARES        --------------------------------------------------------------
 BENEFICIALLY     | (6) |   Shared Voting Power
   OWNED BY       |     |
     EACH         |     |   0
   REPORTING      --------------------------------------------------------------
    PERSON        | (7) |   Sole Dispositive Power
     WITH         |     |
                  |     |   0
                  --------------------------------------------------------------
                  | (8) |   Shared Dispositive Power
                  |     |
                  |     |   0
--------------------------------------------------------------------------------
9) |  Aggregate Amount Beneficially Owned by Each Reporting Person
   |
   |  0
--------------------------------------------------------------------------------
10)|  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
   |  Instructions) [X]
   |
   |  Concorde Equity, LLC disclaims beneficial ownership of the 125,459
   |  outstanding shares of Phazar common stock held by YDI Wireless, Inc. and
   | Young Design, Inc. except to the extent of its pecuniary interest in those | shares.
--------------------------------------------------------------------------------
11)|  Percent of Class Represented by Amount in Row 9
   |
   |  0
--------------------------------------------------------------------------------
12)|  Type of Reporting Person (See Instructions)
   |
   |  0O
--------------------------------------------------------------------------------

CUSIP No.  127107 20 9                                         Page 5 of 9 Pages

--------------------------------------------------------------------------------
1) |  Names of Reporting Persons
   |
   |  Robert E. Fitzgerald
   |
   |  I.R.S. Identification Nos. of Above Persons (entities only)
   |
--------------------------------------------------------------------------------
2) |  Check the Appropriate Box if a Member of a Group (See Instructions)
   |  (a)
   |  (b)
   |
--------------------------------------------------------------------------------
3) |  SEC Use Only
   |
--------------------------------------------------------------------------------
4) |  Citizenship or Place of Organization
   |
   |  United States
--------------------------------------------------------------------------------
                  | (5) |   Sole Voting Power
                  |     |
   NUMBER OF      |     |   0
    SHARES        --------------------------------------------------------------
 BENEFICIALLY     | (6) |   Shared Voting Power
   OWNED BY       |     |
     EACH         |     |   0
   REPORTING      --------------------------------------------------------------
    PERSON        | (7) |   Sole Dispositive Power
     WITH         |     |
                  |     |   0
                  --------------------------------------------------------------
                  | (8) |   Shared Dispositive Power
                  |     |
                  |     |   0
--------------------------------------------------------------------------------
9) |  Aggregate Amount Beneficially Owned by Each Reporting Person
   |
   |  0
--------------------------------------------------------------------------------
10)|  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
   |  Instructions) [X]
   |
   |  Mr. Fitzgerald disclaims beneficial ownership of the 125,459
   |  outstanding shares of Phazar common stock held by YDI Wireless, Inc.
   |  and Young Design, Inc. except to the extent of his pecuniary interest
   |  in those shares.
--------------------------------------------------------------------------------
11)|  Percent of Class Represented by Amount in Row 9
   |
   |  0
--------------------------------------------------------------------------------
12)|  Type of Reporting Person (See Instructions)
   |
   |  IN
--------------------------------------------------------------------------------

CUSIP No.  127107 20 9                                         Page 6 of 9 Pages

--------------------------------------------------------------------------------
1) |  Names of Reporting Persons
   |
   |  Michael F. Young
   |
   |  I.R.S. Identification Nos. of Above Persons (entities only)
   |
--------------------------------------------------------------------------------
2) |  Check the Appropriate Box if a Member of a Group (See Instructions)
   |  (a)
   |  (b)
   |
--------------------------------------------------------------------------------
3) |  SEC Use Only
   |
--------------------------------------------------------------------------------
4) |  Citizenship or Place of Organization
   |
   |  United States
--------------------------------------------------------------------------------
                  | (5) |   Sole Voting Power
                  |     |
   NUMBER OF      |     |   0
    SHARES        --------------------------------------------------------------
 BENEFICIALLY     | (6) |   Shared Voting Power
   OWNED BY       |     |
     EACH         |     |   0
   REPORTING      --------------------------------------------------------------
    PERSON        | (7) |   Sole Dispositive Power
     WITH         |     |
                  |     |   0
                  --------------------------------------------------------------
                  | (8) |   Shared Dispositive Power
                  |     |
                  |     |   0
--------------------------------------------------------------------------------
9) |  Aggregate Amount Beneficially Owned by Each Reporting Person
   |
   |  0
--------------------------------------------------------------------------------
10)|  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
   |  Instructions) [ ]
   |
--------------------------------------------------------------------------------
11)|  Percent of Class Represented by Amount in Row 9
   |
   |  0
--------------------------------------------------------------------------------
12)|  Type of Reporting Person (See Instructions)
   |
   |  IN
--------------------------------------------------------------------------------

CUSIP No.  127107 20 9                                         Page 7 of 9 Pages


     This Amendment No. 2 to Schedule 13D on Schedule 13G is being filed by YDI Wireless, Inc., Young Design, Inc., Concorde Equity, LLC, Robert E. Fitzgerald, and Michael F. Young to update information previously furnished on a Schedule 13D originally filed with the Securities and Exchange Commission on June 26, 2003 as amended by Amendment No. 1 to Schedule 13D filed with the Securities and Exchange Commission on November 6, 2003 (as amended, the "Original Schedule 13D"). This Amendment reflects (a) the termination of the Agreement and Plan of Merger, dated as of October 30, 2003, as amended, among YDI Wireless, Stun Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of YDI Wireless, and Phazar Corp and (b) the sale of some of the Phazar common stock previously owned by YDI Wireless. The termination of the merger agreement is more fully described in the Current Report on Form 8-K that YDI Wireless filed with the Securities and Exchange Commission on November 19, 2004.

Item 1(a) Name of Issuer:
          --------------

          This statement on Schedule 13G relates to the common stock, par value $.01 per share, of Phazar Corp, a Delaware corporation ("Phazar").

Item 1(b) Address of Issuer's Principal Executive Offices:
          -----------------------------------------------

          The principal executive offices of Phazar are located at 101 S.E. 25th Avenue, Mineral Wells, Texas 76067.

Item 2(a) Name of Person Filing:
          ---------------------

          This statement on Schedule 13G is being filed by YDI Wireless, Inc. ("YDI"), Young Design, Inc. ("Young Design"), Concorde Equity, LLC ("Concorde"), Robert E. Fitzgerald, and Michael F. Young.

Item 2(b) Address of Principal Business Office or, if none, Residence:
          -----------------------------------------------------------

          Each of YDI, Young Design, Concorde Equity, and Mr. Fitzgerald has a principal business office address of 8000 Lee Highway, Falls Church, VA 22042. Mr. Young's residence is located at 2076 Kirby Road, McLean, VA 22101.

Item 2(c) Citizenship:
          -----------

          YDI is a Delaware corporation. Young Design is a Virginia corporation. Concorde is a Delaware limited liability company. Each of Mr. Fitzgerald and Mr. Young is a United States citizen.

Item 2(d) Title of Class of Securities:
          ----------------------------

          Common Stock, par value $.01 per share of Phazar

CUSIP No.  127107 20 9                                         Page 8 of 9 Pages

Item 2(e) CUSIP Number:
          ------------
          127107 20 9

Item 3    If this statement is filed pursuant to Sections 240.13d-1(b) or
          ---------------------------------------------------------------
          240.13d-2(b) or (c), check whether the person filing is a:
          ---------------------------------------------------------

          Not applicable.

Item 4    Ownership
          ---------

          See cover sheets. The numbers shown are as of close of business on November 26, 2004.

Item 5    Ownership of Five Percent or Less of a Class
          --------------------------------------------

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ]

          This statement reports that each of Concorde, Mr. Fitzgerald, and Mr. Young has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6    Ownership of More than Five Percent on Behalf of Another Person
          ---------------------------------------------------------------

          Not applicable.

Item 7    Identification and Classification of the Subsidiary Which Acquired the
          ----------------------------------------------------------------------
          Security Being Reported on By the Parent Holding Company or Control
          -------------------------------------------------------------------
          Person
          ------

          Not applicable.

Item 8    Identification and Classification of Members of the Group
          ---------------------------------------------------------

          Not applicable.

Item 9    Notice of Dissolution of Group
          ------------------------------

          Not applicable.

Item 10   Certifications
          --------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above are no longer held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and are no longer held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.  127107 20 9                                         Page 9 of 9 Pages

Signature
---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Date: November 29, 2004                            Date: November 29, 2004

YDI WIRELESS, INC.                                 YOUNG DESIGN, INC.



By: /s/ Robert E. Fitzgerald                       By: /s/ Robert E. Fitzgerald
    ------------------------                           ------------------------
Robert E. Fitzgerald,                              Robert E. Fitzgerald,
Chief Executive Officer                            Chief Executive Officer

Date: November 29, 2004                            Date: November 29, 2004

CONCORDE EQUITY, LLC


By: /s/ Robert E. Fitzgerald                       /s/ Robert E. Fitzgerald
    ------------------------                       ------------------------
Robert E. Fitzgerald,                              Robert E. Fitzgerald
President and Managing Member

Date: November 29, 2004



/s/ Michael F. Young
--------------------
Michael F. Young